CONSULTING AGREEMENT

AGREEMENT by and between comScore, Inc. (the "Company") and Michael Brown, (the "Consultant"), dated as of the 15th day of June, 2017. The parties agree as follows:

1. **Engagement.** The Company hereby engages Consultant and Consultant hereby accepts such engagement, as an independent contractor, to provide certain consulting services.

2. **Consulting Period.** The "Consulting Period" means the period beginning on July 10, 2017, and ending on October 13, 2017, unless terminated earlier pursuant to any of the termination provisions contained in Section 7.

3. **Consulting Duties.** (a) Consultant agrees that, based on his period of employment with the Company, he has had access to technology services, strategy and decisions provided to the Company and involving Consultant during his period of employment. Consultant will continue to provide information and advice related to the Company's technology position during the Consulting Period (the "Services") as may from time to time be requested by the Chief Executive Officer, Chief Operating Officer, or their designees, including but not limited to the Company's management team, its lawyers or other representatives.

(b) During the Consulting Period, Consultant agrees to devote such time as may be reasonably necessary to discharge the responsibilities assigned to Consultant hereunder and to use Consultant's reasonable best efforts to perform faithfully and efficiently such responsibilities.

(c) During the Consulting Period, Consultant will not work for or provide consulting or advisory services to any individual or business.

4. **Status of Consultant.** The parties understand and acknowledge that Consultant is acting as an independent contractor providing services in his capacity as Consultant. The parties acknowledge that Contractor is not an employee, agent, partner or joint venturer of the Company and has no authority whatsoever to bind the Company to any contract or other obligations or to make any representations on behalf of the Company except in connection with performance of the Services set forth in Section 3. The parties acknowledge that the Services provided under this Agreement are non-exclusive and that Consultant may provide similar consulting services to other parties subject to Section 3(b). The Parties agree that Consultant will have discretion to determine the method, details, and means of performing the Services to be carried out for the Company. The Parties agree that the Company retains the right to set the time deadlines, to determine the specific projects for which Consultant shall provide Services, to determine the priority of projects for which Consultant shall provide Services, to specify financial constraints, and to exercise a power of acceptance over the results of the Services performed by the Consultant to ensure satisfactory performance.

5. **Consulting Fees.** (a) During the Consulting Period, the Company will pay the Consultant a monthly consulting fee ("Consulting Fee") of $50,000, which fee shall be due and payable by the fifth of the month in which the Services are to be provided. Consultant agrees that if this Agreement is terminated during any month for which the monthly Consulting Fee has already been paid to Consultant, Consultant will return any such portion of the monthly Consulting Fee which exceeds a pro-rated amount of the monthly Consulting Fee based on the number of days in the month for which Consultant provided the Services divided by the number of days in the month. Consultant agrees to deliver a Form W-9 to the Company before any Consulting Fee will be paid. In addition, the Company will reimburse the Consultant for all reasonable and necessary business expenses required to perform the Services provided to the Company under this Agreement, in accordance with the Company's standard procedures and policies regarding reimbursable business expenses.

(b) The Consultant shall not receive any compensation, payments, or benefits from the Company in addition to that described in this Section 5, unless the Company in its sole discretion decides otherwise.

6. **No Employee Benefits.** Consultant hereby acknowledges that his relationship with the Company pursuant to this Agreement entitles him only to the payment for Services as specified in Section 5 and in no way entitles him to any benefits from the Company or from any benefit plan maintained by the Company for its employees.

7. **Termination of Consulting Period.** The Consulting Period shall terminate immediately upon the occurrence of any of the following events:

(a) The reasonable, good faith determination by the Company that Consultant has failed in any material respect to carry out the Services under this Agreement, provided that the Company provides Consultant with 10 days' written notice prior to terminating this Agreement pursuant to this Section 7(a) and Consultant has not cured such failure within the 10-day period;

(b) Upon the death of Consultant; or

(c) The reasonable, good faith determination by the Company that Consultant is in material breach of the Separation and General Release Agreement dated June 13, 2017 between Consultant and the Company, including all exhibits attached thereto (the "Release"); or

(d) By either party in the event that Consultant commences employment (either for himself or as a partner, officer, director, employee, agent, independent contractor, co-venturer, or consultant of/with any person, partnership, corporation, or other enterprise) which employment results in the consulting arrangement set forth by this Agreement becoming untenable or unworkable.

8. **Confidential Information.** (a) The Consultant shall hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge or data relating

to the Company (including, without limitation, any non-public information that relates to the actual or anticipated business or research or development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant calls or with whom Consultant becomes acquainted with during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, panel recruitment, maintenance and operation, marketing, finances or other business information) that the Consultant obtains during the Consulting Period that is not public knowledge (other than as a result of the Consultant's violation of this Section 8(a)) ("Confidential Information"). For the purposes of this Section 8(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Consultant shall not communicate, divulge or disseminate Confidential Information at any time during the Consulting Period except with the prior written consent of the Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Consultant uses, prepares or comes into contact with during the course of the Consulting Period shall remain the sole property of the Company and shall be turned over to the Company, as applicable, upon termination of the Consulting Period. The Company agrees that it will use its best efforts to refrain from providing Consultant with material, non-public Confidential Information without the prior written approval of the General Counsel of the Company.

(b) The Consultant acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the businesses in which the Company is engaged and because of the nature of the Confidential Information to which the Consultant has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Consultant breached any of the covenants of this Section 8; and (iii) remedies at law (such as monetary damages) for any breach of the Consultant's obligations under this Section 8 would be inadequate. The Consultant therefore agrees and consents that if he commits any breach of a covenant under this Section 8 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 8 finally determined by a court of competent jurisdiction to be unenforceable, the Consultant and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

(c) The Consultant acknowledges and agrees that all Company property, whether or not maintained in "hard-copy" or electronic/magnetic form (including disks and computer drives), provided to or made available to Consultant including but not limited to the Company's existing or potential clients or employees and the Company's business and its operation shall be the Company's property, and shall be delivered to the Company or, at the Company's option, destroyed immediately upon termination or expiration of this Agreement or request by the Company.

9. **Indemnification.** During the Consulting Period, the Consultant and the Company agree that the Indemnification Agreement executed by Consultant on February 3, 2015 shall apply to the Services provided under this Agreement as if he were an officer, director, employee or agent of the Company.

10. **Successors.** (a) This Agreement is personal to the Consultant and, without the prior written consent of the Company, shall not be assignable by the Consultant.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11. **Miscellaneous.** (a) This Agreement shall be governed by and construed in accordance with the laws of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

Michael Brown
Address on File

If to the Company:

comScore, Inc.
Attention: General Counsel
11950 Democracy Drive, Suite 600
Reston, VA 20190

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) The parties acknowledge and agree that the Consulting Fees for services during the Consulting Period will be rendered by the Consultant as an independent contractor rather than an employee, and that the Consultant will therefore be solely responsible for paying all taxes with respect to his compensation for such services. The parties agree to report and treat for tax and other purposes that the services and income therefrom are as an independent contractor and not as an employee. Consultant acknowledges and agrees that he shall indemnify the Company and hold the Company harmless for any tax liability (including any penalties and/or attorneys' fees) incurred by Consultant as a result of the payments described herein. Consultant further acknowledges and agrees that the Company is not undertaking to advise him with respect to any tax consequences of these payments, and that he is solely responsible for determining those consequences and satisfying all applicable tax obligations resulting from these payments.

(e) The Consultant's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Consultant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. To be clear, this Agreement shall not be effective until the date upon which both Parties have signed at least one counterpart, whichever is later (the "Effective Date").

IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant's hand and, pursuant to due authorization, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

comScore, Inc.

Carol DiBattiste

General Counsel and Chief Compliance, Privacy, and People Officer

Michael Brown